Exhibit 1

Execution version

AGREEMENT AND PLAN OF MERGER

by and among

The Neighborhood Investment Company (Nico), Inc.,

Neighborhood Acquisitions I, LLC

and

Nico Echo Park, Benefit Corp.

Dated as of November 11, 2021

This AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2021 (this “Agreement”), is entered into by and among The Neighborhood Investment Company (Nico), Inc., a Delaware corporation (“Parent”), Neighborhood Acquisitions I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Nico Echo Park, Benefit Corp., a Maryland benefit corporation (the “Company”).

WHEREAS, the “disinterested” (as defined in the MGCL, defined below) members of the Board of Directors of the Company (the “Board”) have determined, and recommended to the full Board that it is advisable and in the best interests of the stockholders of the Company that the Company, Parent and Merger Sub enter into this Agreement and consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of the Merger Sub with and into the Company after which the Company would be the surviving entity and a wholly owned subsidiary of Parent (the “Merger”), all in accordance with the Maryland General Corporation Law (the “MGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, and the full Board has approved this Agreement, the Merger and the other transactions expressly contemplated hereby;

WHEREAS the Board has recommended to the holders of Class L common stock, $0.01 par value per share, and Class NL common stock, $0.01 par value per share (collectively, the “Common Stock”), that they approve the Merger;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will seek to have stockholders constituting (i) a majority of the outstanding shares of Common Stock held by all stockholders, as well as (ii) a majority of the outstanding shares of Common Stock held by “disinterested” stockholders, in each case acting together as a single class, vote to approve the Merger at a special meeting of stockholders of the Company (collectively, the “Stockholder Approvals”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, obligations and undertakings set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. Effective Time of the Merger. As soon as practicable at the Effective Time (defined below), the parties shall (a) file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with the relevant provisions of the DLLCA, (b) file Articles of Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), executed and acknowledged in accordance with the relevant provisions of the MGCL, and (c) make all other filings or recordings required under relevant Laws to give effect to the Merger. The Merger shall become effective at such time as (i) the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and (ii) the Articles of Merger are filed with and accepted for record by the SDAT, or at such subsequent time, in accordance with the DLLCA and the MGCL, as Parent and the Company shall agree and specify in the Certificate of Merger and the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

SECTION 1.02. Effect of the Merger. At the Effective Time, the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving entity (the “Surviving Entity”). Except as otherwise specifically provided in this Agreement, when the Merger becomes effective:

(a) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company, as the Surviving Entity, shall continue unaffected and unimpaired by the Merger;

(b) the separate existence of the Merger Sub shall terminate, and its real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises shall be merged into the Company as the Surviving Entity; and

(c) the Surviving Entity shall continue to fulfill the Company’s role as general partner of Nico Echo Park Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”).

SECTION 1.03. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018, at 10:00 a.m., New York City time, following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as shall be agreed between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.04. Tax Treatment. For U.S. federal income tax purposes, the Merger shall be treated as a taxable purchase and sale of shares of Common Stock of the Company.

SECTION 1.05. Definitions.

“Aggregate Fees” means the sum of all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions expressly contemplated hereby and thereby.

“Agreement” has the meaning given in the preamble.

“Articles of Merger” have the meaning given in Section 1.01.

“Board” has the meaning given in the preamble.

“Certificate of Merger” has the meaning given in Section 1.01.

“Closing” has the meaning given in Section 1.03.

“Closing Date” has the meaning given in Section 1.03.

“Common Stock” has the meaning given in the preamble.

“Company” has the meaning given in the preamble.

“Company OP Units” means the total number of OP Units held by the Surviving Entity.

“Effective Time” has the meaning given in Section 1.01.

“External OP Units” means the total number of OP Units held by Persons other than the Surviving Entity.

“Law” means any applicable statute, law, ordinance, decree, order, rule or regulation.

“Litigation” means any suit, claim, counterclaim, action, arbitration, investigation or proceeding.

“Legal Restraint” means any temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that has been, is or could reasonably be expected to be material and adverse to (a) the (i) condition, (ii) business, (iii) results of operations, (iv) assets or (v) liabilities of the Company, the Parent, or the Merger Sub, as applicable.

“Merger” has the meaning given in the preamble.

“Merger Consideration” means the Total Consideration divided by the number of shares of Common Stock issued and outstanding at the Effective Time.

“Merger Sub” has the meaning given in the preamble.

“Operating Partnership” has the meaning given in Section 1.02(c).

“OP Units” means the ownership interests in the Operating Partnership.

“Order” means any judgement, order, writ, injunction, legally binding agreement with a governmental entity, stipulation, or decree.

“Parent” has the meaning given in the preamble.

“Paying Agent” means Pacific Stock Transfer Company, the agent designated to receive the Total Consideration from the Merger Sub at the Closing and to distribute the Merger Consideration to the stockholders of the Company.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, governmental entity, unincorporated organization or other entity.

“SDAT” has the meaning given in Section 1.01.

“Stockholder Approvals” has the meaning given in the preamble.

“Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Surviving Entity” has the meaning given in Section 1.02.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than by Parent or one of its Subsidiaries) relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, public offering, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (a) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (b) 10% or more of the outstanding shares of any class of capital stock of, or other equity or voting securities or interests in, the Company, or any class of capital stock of, or other equity or voting securities or interests in, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (a) above, in each case other than the transactions expressly contemplated by this Agreement.

“Total Consideration” means $303,000.

“Total OP Units” means the total number of OP Units.

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Merger Sub:

(a) Common Stock of Merger Sub. Each issued and outstanding share of the Merger Sub shall be converted into and become one share of Class L common stock of the Surviving Entity.

(b) Cancelation of Parent-Owned Stock. All shares of Common Stock that are owned by the Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Except for shares to be canceled and retired in accordance with Section 2.01(b), if any, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration applicable to such share of Common Stock, in cash, without interest. At the Effective Time all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(d) Exchange Procedure. Immediately following the Effective Time, the Surviving Entity shall instruct the Paying Agent to make the applicable Merger Consideration payments to each holder of record of Common Stock pursuant to Section 2.01(c).

ARTICLE III

Representations and Warranties Regarding the Company

The Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate (or other) power and authority to enable it to use its name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted and as currently proposed to be conducted by the Company.

SECTION 3.02. Capital Structure.

(a) As of the date of this Agreement, the authorized capital of the Company consists of 90,000,000 shares of Common Stock, of which 33,989 shares are issued and outstanding.

(b) As of the date of this Agreement, the authorized capital of the Operating Partnership consists of 1,295,063 OP Units, of which the following amounts are issued and outstanding:

(i) 33,989 Company OP Units; and

(ii) 1,261,074 External OP Units.

(c) All outstanding shares of capital stock of the Company and OP Units are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

SECTION 3.03. Authority. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement, to consummate the transactions expressly contemplated hereby and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to the receipt of the Stockholder Approvals.

SECTION 3.04. Absence of Certain Changes or Events.

(a) Since the date of this Agreement, there has not been any Material Adverse Effect.

(b) Since the date of this Agreement, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and only in a manner consistent with past practice.

SECTION 3.05. Litigation. There is no Litigation pending against or affecting the Company or any of its Subsidiaries, nor is there any Order of any governmental entity or arbitrator outstanding against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has commenced any Litigation that is currently pending.

SECTION 3.06. Compliance with Laws. Each of the Company and its Subsidiaries and their respective properties, assets, businesses and operations have been and are being operated and have been and are in compliance in all material respects with all Laws and any Order applicable to their properties, assets, businesses or operations. Neither the Company nor any of its Subsidiaries has received a written notice or other communication alleging a possible violation of any Law or Order applicable to its properties, assets, businesses or operations.

SECTION 3.07. Voting Requirements; Consents. The Stockholder Approvals are the only votes or consents of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and to consummate the Merger and the other transactions expressly contemplated by this Agreement.

ARTICLE IV

Representations and Warranties Regarding Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01. Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted.

SECTION 4.02. Authority. Each of the Parent and the Merger Sub has the requisite corporate power and authority to execute, deliver and perform this Agreement, to consummate the transactions expressly contemplated hereby and thereby and to comply with the provisions of this Agreement.

ARTICLE V

Additional Covenants

SECTION 5.01. No Solicitation.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any current or former director, officer, employee, contractor or consultant of the Company or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal.

(b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.01, the Company shall promptly (but in any event within 24 hours) advise the Parent orally and in writing of any request for information that the Company reasonably believes would lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes would lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall keep the Parent informed on a current basis in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

SECTION 5.02. Conduct of Business. From the date of this Agreement through the Effective Time, each of the Company and its Subsidiaries shall conduct its business only in the ordinary course and only in a manner consisted with past practice.

SECTION 5.03. Shares of Common Stock Held/Granted to Company Directors; Company Capital As of the Closing Date.

(a) Following the date of this Agreement and prior to the Closing, (i) all Common Stock and (ii) any unvested grants of Common Stock, in either case, held by any director of the Company shall be converted into OP Units. No Common Stock or unvested grants of Common Stock held by any such directors shall be outstanding at the Effective Time.

(b) As of the Closing Date, the issued and outstanding capital of the Company, as the Surviving Entity, shall consist of 29,126 shares of Common Stock.

(c) As of the Closing Date, the issued and outstanding capital of the Operating Partnership shall consist of 1,303,063 OP Units, of which the following amounts shall be issued and outstanding:

(i) 29,126 Company OP Units; and

(ii) 1,273,937 External OP Units.

SECTION 5.04. Payment of Fees Following the Merger. The Aggregate Fees shall be paid as follows after completion of the Merger:

(a) The Operating Partnership shall pay the portion of Aggregate Fees equal to:

(b) The Surviving Entity shall pay the portion of Aggregate Fees equal to:

SECTION 5.05. Payment of Fees if the Merger is Terminated. If this Agreement is terminated prior to giving effect to the Merger, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions expressly contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger and the other transactions expressly contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Legal Restraints. No Legal Restraint has the effect of preventing the consummation of the Merger and the other transactions expressly contemplated hereby shall be in effect.

(b) Stockholder Approvals. The Stockholder Approvals shall have been obtained.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions expressly contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date shall be determined as of such date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Legal Restraint. No Legal Restraint shall be in effect that would reasonably be expected to result, directly or indirectly, in a Material Adverse Effect to the Parent or Merger Sub.

(d) No Litigation. There shall not be threatened or pending any Litigation brought that would reasonably be expected to result in any Legal Restraint having a Material Adverse Effect to the Parent or Merger Sub.

SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions expressly contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date shall be determined as of such date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Agreement to be satisfied if such failure was caused by such party’s failure to comply with the terms of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by written consent of the Company, Parent and Merger Sub;

(b) by either Parent, on the one hand, or the Company, on the other hand:

(i) if the Merger shall not have been consummated by December 31, 2021, for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before such date was caused by such party’s failure to comply with the terms of this Agreement; or

(ii) if any Legal Restraint shall be in effect by the Closing Date;

(c) by the Parent, if the Company shall have breached in any material respect any of its representations, warranties, covenants, obligations, undertakings or other agreements contained in this Agreement; or

(d) by the Company, if the Parent or Merger Sub shall have breached in any material respect any of its representations, warranties, covenants, obligations, undertakings or other agreements contained in this Agreement.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by the Company, Parent or Merger Sub as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub or any of their respective officers or directors, other than the provisions explicitly stated to survive any such termination, and except to the extent that such termination results from a material breach by a party of any of its representations, warranties, covenants, agreements, obligations or undertakings set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time; provided, however, that there shall be made no amendment that by Law requires further approval by stockholders of the parties hereto without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing executed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that there shall be no extension or waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time received by the receiving party, if transmission is by United States mail or by courier; or (c) at the time of transmission by electronic mail.

SECTION 8.02. Interpretation. When a reference is made in this Agreement to an Article or to a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

SECTION 8.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 8.04. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions expressly contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions expressly contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any Person other than the parties hereto or thereto, as applicable, any rights or remedies.

SECTION 8.06. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF EXCEPT TO THE EXTENT THAT MARYLAND LAW SHALL APPLY WITH RESPECT TO THE FILING OF THE ARTICLES OF MERGER.

SECTION 8.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.08. Further Assurances. Each of the Company, Parent and Merger Sub agrees to execute and deliver, upon the written request of any party hereto, any and all such further documents, certificates, papers, schedules and instruments as reasonably appropriate for the purpose of obtaining the full benefits of this Agreement.

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IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first written above.

The Neighborhood Investment Company (Nico), Inc.

by
/s/ Max Levine
Name: Max Levine
Title: CEO

Neighborhood Acquisitions I, LLC

by
/s/ Max Levine
Name: Max Levine
Title: CEO

Nico Echo Park, Benefit Corp.

by
/s/ Max Levine
Name: Max Levine
Title: CEO

Accepted and Agreed to by:

Nico Echo Park Operating Partnership, LP

by
/s/ John Chaffetz
Name: John Chaffetz
Title: President